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                            COLONIAL BANK TO ACQUIRE
                          DALTON/WHITFIELD BANK & TRUST


MONTGOMERY, AL -- Colonial BancGroup, Inc. Chairman, CEO and President Robert E. Lowder along with D/W Bankshares President and CEO Charles Y. Allgood jointly announced today that the companies have signed a letter of intent to merge D/W Bankshares into Colonial. D/W Bankshares' subsidiary, Dalton/Whitfield Bank & Trust of Dalton, Georgia will be merged into BancGroup's Georgia subsidiary, Colonial Bank, headquartered in Atlanta. Colonial will exchange common stock equal to $27.39 per share for D/W's outstanding shares, a total value of $19.2 million. In addition, Colonial will assume D/W options and subordinated debentures based on the $27.39 price per share which will bring the total value to approximately $22.3 million. The transaction will be accounted for as a pooling of interests.

     At June 30, 1996 Dalton/Whitfield had consolidated assets of $139.7 million, capital of $10.4 million and net income of $785,000 for the six months ended June 30, 1996. Dalton/Whitfield currently has two offices located in Dalton. A third office is scheduled to open in October.

     "We are very pleased to have an agreement with such a well-run, profitable institution. Dalton will be a good market for Colonial to expand its current operations in Georgia," said Mr. Lowder.

     "I am excited about the proposed transaction with Colonial Bank," said
Mr. Allgood. "Colonial has a strong, community bank philosophy; therefore, I think this transaction will be in the best interest of our customers, employees and shareholders."

     Completion of the transaction is subject to approval by various regulatory bodies and D/W Bankshares' shareholders.

     Colonial BancGroup is a multi-bank holding company headquartered in Montgomery, Alabama with assets of $4.5 billion and 127 full service offices in Alabama, Florida, Georgia and Tennessee. It is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.